ValueAct SmallCap Master Fund, L.P.
435 Pacific Avenue, Fourth Floor
San Francisco, CA 94133

June 21, 2010

NeuMedia, Inc.
2000 Avenue of the Stars
Suite 410
Los Angeles, CA  90067

Trinad Management, LLC
2000 Avenue of the Stars
Suite 410
Los Angeles, CA  90067

Attention:  Rob Ellin

Rob Ellin
2000 Avenue of the Stars
Suite 410
Los Angeles, CA  90067

Re:           NeuMedia Restructuring

Gentlemen:

Reference is made to that certain Letter Agreement, dated as of the date hereof (the “Restructuring Agreement”), between ValueAct SmallCap Master Fund, L.P. (“VAC”), NeuMedia, Inc., formerly known as Mandalay Media, Inc. (“NeuMedia”), Jonathan Cresswell, Nathaniel MacLeitch  and the other parties thereto.  Capitalized terms used herein and not otherwise defined herein have the meanings ascribed to such terms by the Restructuring Agreement.

In partial consideration of the direct and/or indirect benefits received by each party hereto pursuant to the Restructuring Agreement and as part of the transactions contemplated thereby, the parties hereto agree as follows:

(a)           If (i) an Insolvency Event (as defined below) occurs, (ii) NeuMedia is in material default under the Amended and Restated Guaranty, which default has not been cured after any applicable cure period, or (iii) Twistbox Entertainment, Inc. is in material default under the Amended VAC Note, which default has not been cured after any applicable cure period, then Rob Ellin will immediately resign from all positions as an officer or director of NeuMedia and any of its subsidiaries and shall not thereafter serve as an officer or director of NeuMedia or any of its subsidiaries until such time as the Amended VAC Note has been repaid in full.

(b)           Until such time as the Amended VAC Note has been repaid in cash in full, Trinad Management, LLC (“Trinad”) shall not elect to treat (nor accept any liquidation preference or other payment in connection with) any of the following transactions as a dissolution or winding up of NeuMedia for purposes of Section 5 of the Certificate of Incorporation of NeuMedia (and NeuMedia will not pay Trinad any liquidation preference or other payment in connection with): (i) any conversion of all or any portion of any New Senior Note into common stock of NeuMedia; (ii) the exercise of any Warrant Agreement and the issuance of shares of capital stock of NeuMedia in respect of such exercise; (iii) the issuance of any capital stock or options, rights or warrants to purchase capital stock of NeuMedia to Rob Ellin, Trinad, Peter Guber, Paul Schaeffer or any of their respective affiliates.

(c)           NeuMedia shall use best efforts to obtain all necessary consents and shareholder approvals, including recommending an amendment to the Certificate of Incorporation of NeuMedia, to, no later than three months following the date hereof, amend Section 5 of the Certificate of Incorporation of NeuMedia to provide that each of the transactions described under paragraph (b) shall not be treated as a dissolution or winding up of NeuMedia for purposes thereof the (“Charter Amendment”).  Trinad and Rob Ellin shall vote or cause to be voted all shares of capital stock of NeuMedia held by them at such time in favor of such an amendment.

(d)           Until such time as the Amended VAC Note has been repaid in cash in full, none of Rob Ellin, Trinad nor NeuMedia shall recommend or approve any amendment, modification or waiver to the Certificate of Incorporation of NeuMedia if such amendment, modification or waiver would result in (i) any change in the economic or other rights, preferences or privileges of the Series A Preferred Stock, par value $0.0001 per share, of NeuMedia (the “Series A Preferred Stock”) or (ii) the creation or issuance of any capital stock of NeuMedia other than common stock or preferred stock that has no cash dividend or payment required to be made, including any change of control, liquidation preference or similar payment.

(e)           Until such time as the Amended VAC Note has been repaid in cash in full, NeuMedia shall not issue any additional shares of Series A Preferred Stock.

(f)           Until the earlier of the effective date of the Charter Amendment and such time as the Amended VAC Note has been repaid in cash in full, Trinad shall not sell, encumber, mortgage, hypothecate, assign, pledge, transfer or otherwise dispose of, directly or indirectly, any shares of Series A Preferred Stock held by Trinad on the date hereof; provided, however, this shall not prohibit conversion of the Series A Preferred Stock into common stock of NeuMedia.

“Insolvency Event” means any event whereby NeuMedia or any of its subsidiaries shall be involved in financial difficulties as evidenced:

(i)           by its commencement of a voluntary case under Title 11 of the United States Code as from time to time in effect, or by its authorizing, by appropriate proceedings of its Board of Directors or other governing body, the commencement of such a voluntary case;

(ii)          by its filing an answer or other pleading admitting or failing to deny the material allegations of a petition filed against it commencing an involuntary case under said Title 11, or seeking, consenting to or acquiescing in the relief therein provided, or by its failing to controvert timely the material allegations of any such petition;

(iii)         by the entry of an order for relief in any involuntary case commenced under said Title 11;

(iv)         by its seeking relief as a debtor under any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors, or by its consenting to or acquiescing in such relief;

(v)          by the entry of an order by a court of competent jurisdiction (i) by finding it to be bankrupt or insolvent, (ii) ordering or approving its liquidation, reorganization or any modification or alteration of the rights of its creditors, or (iii) assuming custody of, or appointing a receiver or other custodian for all or a substantial part of its property and such order shall not be vacated or stayed on appeal or otherwise stayed within 60 days; or

(vi)         by its making an assignment for the benefit of, or entering into a composition with, its creditors, or appointing or consenting to the appointment of a receiver or other custodian for all or a substantial part of its property.

Each party hereto hereby represents and warrants, severally and not jointly and solely as to itself and not as to any other party hereto, to each of the other parties hereto that (i) such party hereto has all requisite power and authority to execute and deliver this Letter Agreement and to perform its obligations hereunder and (ii) when this Letter Agreement is executed and delivered by such party, this Letter Agreement shall constitute the legal, valid and binding obligations of such party enforceable in accordance with their terms.

Trinad hereby represents and warrants that Trinad is the sole beneficiary of and holds, free and clear of any lien, 100,000 shares of Series A Preferred Stock, which constitute all of the issued and outstanding shares of Series A Preferred Stock.

This Letter Agreement and the Restructuring Agreement contain the entire understandings of the parties with respect to the subject matter of each such provision and supersede any prior agreement between the parties.  This Letter Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

This Letter Agreement shall be governed by and construed in accordance with the internal, substantive laws of the State of Delaware.

The parties hereto agree that any suit,  action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Letter Agreement or the transactions contemplated hereby shall be brought exclusively in any Delaware State court in the City of Wilmington, or in the United States District Court for the District of Delaware, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of any process, summons, notice or document by U.S. registered mail to its address set forth on the signature page hereto shall be deemed effective service of process for any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Letter Agreement or the transactions contemplated hereby brought against such party in any such court as set forth in this paragraph.

Nothing in this Letter Agreement shall confer any rights, remedies or claims upon any person not a party or a permitted assignee of a party to this Letter Agreement

The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Letter Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Letter Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.  Each party hereto agrees not to question or otherwise challenge the assertion or enforceability of this remedy, in and of itself, as described in this paragraph by any other party hereto.

[Remainder of page intentionally left blank.]

Please indicate your acceptance of the above terms and conditions by executing and returning the enclosed copy of this letter to us at your first opportunity.

Very truly yours,

VALUEACT SMALLCAP MASTER FUND, L.P.

By:
Name:
Title:
Address:	435 Pacific Avenue, Fourth Floor
San Francisco, CA 94133

This Letter Agreement sets forth our understanding of the transactions contemplated herein and related matters.

NEUMEDIA, INC.

By:
Name:
Title:
Address:	2000 Avenue of the Stars
Suite 410
Los Angeles, CA 90067

TRINAD MANAGEMENT, LLC

By:
Name:
Title:
Address:	2000 Avenue of the Stars
Suite 410
Los Angeles, CA 90067

Rob Ellin
Address:	2000 Avenue of the Stars
Suite 410
Los Angeles, CA 90067

Signature Page to Side Letter